Supplement Dated September 17, 2008	Rule 424(b)(3)
(To Prospectus dated July 7, 2008)	Registration No. 333—148515

Prospectus Dated July 7,2008
6,448,505 Common Shares

Described below are acts or events that constitute a material change from or in addition to the information set forth in each of the above-referenced prospectus:

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The last day of trading of the common stock of Signalife on the American Stock Exchange was September 12, 2008, and the commencement of the quotation of Signalife common stock on the Over-The-Counter Bulletin Board (“OTCBB”) was September 15, 2008.

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Since Signalife common shares are no longer trading on the American Stock Exchange, Signalife is no longer governed by the corporate governance rules of the American Stock Exchange, including rules requiring prior shareholder approval of certain stock issuances in excess of 20% of outstanding shares under the rules.  Accordingly, compliance with these corporate governance rules are no longer of any import or applicability under the Standby Equity Distribution Agreement (“SEDA”) referenced in the above-referenced prospectus.

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Signalife has announced a reverse stock split to be effective as of the close of trading on the OTCBB on September 19, 2008.  All references to outstanding shares in the above-referenced prospectus or issuances under the SEDA shall be adjusted by such reverse stock split once implemented.